Putnam Global Income Trust, October 31, 2010, annual shareholder report

Shareholder meeting results (Unaudited)

December 18, 2009 meeting

At the meeting, each of the nominees for Trustees was elected, as follows:

      				Votes for 	 Votes withheld

Ravi Akhoury 			7,270,653 		349,976
Jameson A. Baxter 		7,305,010 		315,619
Charles B. Curtis 		7,309,052 		311,577
Robert J. Darretta 		7,283,343 		337,286
Myra R. Drucker 		7,299,766 		320,863
John A. Hill 			7,287,855 		332,774
Paul L. Joskow 			7,316,047 		304,582
Elizabeth T. Kennan* 		7,308,603 		312,026
Kenneth R. Leibler 		7,288,519 		332,110
Robert E. Patterson 		7,266,974 		353,655
George Putnam, III 		7,305,467 		315,162
Robert L. Reynolds 		7,323,574 		297,055
W. Thomas Stephens 		7,319,430 		301,199
Richard B. Worley 		7,318,144 		302,485

* Dr. Kennan retired from the Board of Trustees of the Putnam funds effective June 30, 2010.

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes		Votes				Broker
For		against		Abstentions	non votes

5,148,791 	206,168 	162,322 	2,103,348

All tabulations are rounded to the nearest whole number.